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                                                                       Exhibit B
                      IN THE UNITED STATES DISTRICT COURT

                           FOR THE DISTRICT OF IDAHO

- ----------------------------------------)
PACIFIC RIVERS COUNCIL; AND THE         )
WILDERNESS SOCIETY,                     )  Civil No. 94-0159-S-HLR
                                        )
          Plaintiffs,                   )
                                        )
              v.                        )  ORDER GRANTING
                                        )  LIMITED STAY OF
JACK WARD THOMAS, in his official       )  PRELIMINARY INJUNCTION
capacity as Chief of the United         )
States Forest Service; and United       )
States Forest Service,                  )
                                        )
          Defendants.                   )
- ----------------------------------------)

                 Plaintiffs and defendants have jointly requested a limited stay of the injunction entered by this Court on January 12, 1995, for the following reasons:

                 1. Consultation on the Land and Resource Management Plans, which the Forest Service initiated on September 9, 1994, is expected to be completed on or before March 15, 1995.

                 2. This period will allow the Forest Service and the consulting agency, the National Marine Fisheries Service, to complete the consultation process in an orderly fashion.

                 3. Approximately 50 of the 377 affected "ongoing and announced activities" under the forest plans will be active during this winter period. These include at least three timber sales, one grazing activity, and several mining operations. Some of these activities already have completed the consultation process as to that specific activity. This means that BOTH the Forest Service and the National Marine Fisheries Service have concluded either that the activity is not likely to adversely affect the species or

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is not likely to jeopardize the listed species.  With respect to all of the remaining projects, the Forest Service has made an initial determination that the activity is not likely to adversely affect the species. The parties consequently stipulate that this limited stay of the injunction is unlikely to cause harm to the salmon during the period necessary to complete consultation.

                 4. The injunction prohibiting ongoing and announced activities during this period is anticipated to cause severe economic hardship and seriously to disrupt some local communities surrounding these forests. A limited stay will maintain the status quo and avoid disruption of these communities.


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                                     ORDER

                 Based on the foregoing, and the court being fully advised in the premises,

                 IT IS HEREBY ORDERED that the joint motion filed by plaintiffs and defendants should be and is hereby GRANTED. This Court's preliminary injunction entered January 12, 1995, is stayed until 12:01 a.m., March 16, 1995, with respect to ongoing and announced activities in the Boise, Challis, Nez Perce, Payette, Salmon, and Sawtooth National Forests.

                 DATED this 25th day of January, 1995.

                                                /s/ DAVID ALAN EZRA
                                              ----------------------------------
                                              DAVID ALAN EZRA
                                              UNITED STATES DISTRICT COURT JUDGE

Pacific Rivers Council, et al., v. Jack Ward Thomas, et al., Civil No. 94-0159-S-HLR, ORDER GRANTING LIMITED STAY OF PRELIMINARY
INJUNCTION





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